                                                                    EXHIBIT 10.4


                             RAILTEX CANADA, INC.
                                  AS BORROWER

                                    - and -

                            NATIONAL BANK OF CANADA
                             ABN AMRO BANK CANADA
                                  AS LENDERS

                                    - and -

                            NATIONAL BANK OF CANADA
                                   AS AGENT

                              -------------------

                                LOAN AGREEMENT

                           Made as of June 21, 1996

                              -------------------


                                Fraser & Beatty
                                 P.O. Box 100
                            1 First Canadian Place
                               Toronto, Ontario
                                    M5X 1B2

                  TABLE OF CONTENTS

                                             PAGE
                                             ----

                     ARTICLE ONE
                    INTERPRETATION
                    --------------

1.01  Definitions............................  1
1.02  Accounting Terms.......................  7
1.03  Schedules..............................  7
1.04  Currency...............................  8
1.05  Singular, Plural, etc..................  8

                    ARTICLE TWO
                    THE CREDITS
                    -----------

2.01  Extension of Working Capital Credit....   8
2.02  Extension of Acquisition Credit........   8
2.03  Treasury Products......................   9
2.04  Utilization of Proceeds................   9
2.05  Types of Accommodation Under Credits...   9
2.06  Pro Rata Borrowings....................  10
2.07  Rollovers and Conversions..............  11
2.08  Conversion of Type of Accommodation....  12
2.09  Letters of Credit......................  12

                     ARTICLE THREE
         INTEREST AND FEES - CREDIT FACILITIES
         -------------------------------------

3.01  Interest on Canadian Prime Rate Loans..  15
3.02  Acceptance Fee.........................  16
3.03  Calculation of Adjustment Factors......  16
3.04  Closing Fee............................  16
3.05  Commitment Fee.........................  17
3.06  Agency Fee.............................  17
3.07  Letter of Credit Fees..................  17
3.08  Notes..................................  17
3.09  Early Termination of Interest Periods..  18
3.10  Changes in Circumstances...............  18
3.11  Capital Adequacy.......................  18
3.12  Interest Periods.......................  19
3.13  Payment Generally......................  19
3.14  National Bank's and Agent's Records....  19
3.15  Allocation.............................  19

                      ARTICLE FOUR


GENERAL PROVISIONS RELATING TO BANKERS' ACCEPTANCES
- ---------------------------------------------------

4.01  Bankers' Acceptances.........................  20

                    ARTICLE FIVE
               REPAYMENT AND ACCOUNTS
               ----------------------

5.01  Repayment of Working Capital Accommodations..  21
5.02  Repayment of Acquisition Accommodations......  21
5.03  Repayment of Accommodations Generally........  22
5.04  Prepayments..................................  22
5.05  Maintenance of Accounts......................  23

                   ARTICLE SIX
                     SECURITY
                     --------

6.01  Security.....................................  23

                 ARTICLE SEVEN
         REPRESENTATIONS AND WARRANTIES
         ------------------------------

7.01  .............................................  23

                 ARTICLE EIGHT
                  COVENANTS
                  ---------

8.01  Affirmative Covenants........................  26
8.02  Negative Covenants...........................  29
8.03  RailTex Credit Agreement Covenants...........  30

                   ARTICLE NINE
                EVENTS OF DEFAULT
                -----------------

9.01  Events of Default............................  30
9.02  Acceleration.................................  31
9.03  Remedies Cumulative..........................  32
9.04  Availability of Accommodation After Default
       and.........................................  32
9.05  Non-Merger...................................  32

                 ARTICLE TEN
    CONDITIONS PRECEDENT TO ACCOMMODATION
    -------------------------------------

10.01  Initial Drawdown............................  32
10.02  Conditions Precedent to Subsequent Drawdowns
        Under Credits..............................  34
10.03  Drawdowns Under the Acquisition Credit......  35


10.04  Income Tax Notice.....................  36

                ARTICLE ELEVEN
          THE AGENT AND THE LENDERS
          -------------------------

11.01  Authorization and Action..............  37
11.02  Duties and Obligations................  37
11.03  National Bank as Lender...............  38
11.04  Lender Credit Decision................  38
11.05  Indemnifications......................  39
11.06  Successor Agent.......................  39
11.07  Sub-Agent or Co-Agent.................  40
11.08  Assignment of Security................  40
11.09  Payments from Borrower................  40
11.10  Payments by the Lenders to the Agent..  41
11.11  Allocation of Payments................  41
11.12  Notice of Default.....................  42
11.13  Approval..............................  43
11.14  Collateral Matters....................  43
11.15  Agent's Exclusive Authority...........  44
11.16  Notices and Communications............  44
11.17  Third Party Rights....................  44

                 ARTICLE TWELVE
                 MISCELLANEOUS
                 -------------

12.01  Fees and Expenses.....................  44
12.02  Amendments and Waivers................  44
12.03  Further Assurances....................  45
12.04  Dealings by Lenders...................  45
12.05  Notices...............................  45
12.06  Maximum Rate of Return................  46
12.07  Participation and Assignment..........  47
12.08  Survival..............................  48
12.09  Successors and Assigns................  48
12.10  Governing Law.........................  48
12.11  Inconsistency.........................  48
12.12  Performance...........................  48
12.13  Time..................................  49

SCHEDULE A - Notice of Borrowing
SCHEDULE B - Notice of Rollover/Conversion
SCHEDULE C - Permitted Encumbrances
SCHEDULE D - Litigation

SCHEDULE E - Confidentiality Agreement
SCHEDULE E - Shortline Railroad Criteria
SCHEDULE F - Confidentiality Agreement
SCHEDULE G - RailTex Guarantee

          THIS AGREEMENT is made as of the 21st day of June, 1996 among RAILTEX CANADA, INC. as borrower (the "BORROWER"), NATIONAL BANK OF CANADA ("NATIONAL BANK") and ABN AMRO BANK CANADA, as lenders (each a "LENDER" and collectively the "LENDERS"), and NATIONAL BANK OF CANADA, as agent (in such capacity, including its successors and assigns in such capacity, the "Agent").

          WHEREAS the Lenders have agreed to provide certain financial accommodation to the Borrower upon the terms and conditions hereinafter set forth;

          NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which is acknowledged, it is agreed by the parties hereto as follows:

                                  ARTICLE ONE

                                INTERPRETATION

1.01      Definitions


          In this Agreement:

     (a) "ACCOMMODATION" means an Acquisition Accommodation or a Working Capital Accommodation;

     (b) "ACQUISITION ACCOMMODATION" means any utilization of the Acquisition Credit as provided for herein;

     (c)  "ACQUISITION CREDIT" has the meaning set out in Section 2.02;

     (d) "ACQUISITION CREDIT COMMITMENT" and "ACQUISITION CREDIT COMMITMENTS" have the respective meanings set out in Section 2.02;

     (e)  "ACQUISITION CREDIT MATURITY DATE" means April 30, 2002;

     (f)  "ADJUSTMENT DATE" has the meaning set out in Section 3.03;

     (g) "AGREEMENT" means this agreement as amended, modified, restated, supplemented, extended, revised or replaced from time to time;

     (h) "AVAILABILITY PERIOD" means the period from and including the date hereof to and including April 30, 1999;

     (i) "BA RATE" means the yield (excluding any stamping fee or other like charge) expressed as a fixed annual rate of interest announced from time to time by National Bank as being its reference rate for computing the discount amount which would be applied on Canadian dollar bankers' acceptances for a given term to maturity accepted in Canada by National Bank, to realize a net or discounted amount thereon;

     (j) "BANKERS' ACCEPTANCE" means a draft of the Borrower denominated in Canadian dollars which has been accepted by National Bank or a Lender as described in Section 4.01;

     (k) "BORROWING BASE CERTIFICATE" means a loan formula certificate in form satisfactory to National Bank setting forth the computations of amounts which may be borrowed under the Working Capital Credit as of the last day of the month to which such certificate applies pursuant to Section 8.01 hereof;

     (l) "BUSINESS DAY" means any day, other than a Saturday, Sunday or legal holiday in Toronto, Ontario, on which Canadian chartered banks are open for business in Toronto, Ontario;

     (m)  "CANADIAN DOLLARS" and the symbol "$" mean lawful money of Canada;

     (n) "CANADIAN PRIME RATE LOAN" means an Accommodation made to the Borrower bearing interest by reference to the Canadian Prime Rate;

     (o) "CANADIAN PRIME RATE" means at any time the greater of (i) the Prime Rate at such time, and (ii) the BA Rate applicable to 30-day bankers' acceptances at such time plus 0.75%;

     (p) "CBNS" means Cape Breton & Central Nova Scotia Railway Limited, a Nova Scotia corporation;

     (q) "COMMITMENT PERCENTAGE" in respect of a Lender means that Lender's Acquisition Credit Commitment expressed as a percentage of all Acquisition Credit Commitments;

     (r)  "COMPLIANCE CERTIFICATE" has the meaning set out in Section 8.01(g);

     (s) "CREDIT COMMITMENT" means, with respect to any Lender, the aggregate of its Acquisition Credit Commitment and its Working Capital Credit Commitment;

     (t)  "CREDITS" means the Acquisition Credit and the Working Capital Credit;

     (u) "DEFAULT" means any event which, but for the passage of time, the giving of notice or otherwise, would constitute an Event of Default;

     (v) "DOCUMENTS" means each of this Agreement, each promissory note provided in connection herewith, if any, each document comprising the Security and all other instruments, agreements, certificates, notices, security and other documents delivered pursuant hereto or thereto;

     (w)  "DRAWDOWN DATE" means the date any Accommodation is initially made;

     (x) "EBITDA CERTIFICATE" means a certificate in a form satisfactory to National Bank and the Agent setting forth the calculations of the ratio of the Borrower's consolidated Funded Debt to EBITDA and the components thereof as of the last day of the month to which such certificate applies;

     (y) "ELIGIBLE ACCOUNTS RECEIVABLE" means, at any time, an amount equal to the accounts receivable balance reflected on the latest consolidated balance sheet of the Borrower delivered to National Bank;

     (z) "ELIGIBLE ACQUISITION COSTS" means, with respect to each acquisition of a shortline railroad, the reasonable start-up costs (acceptable to the Majority Lenders) incurred in connection therewith, which costs shall not exceed 5% of the total purchase price of the related acquisition;

     (aa) "EVENT OF DEFAULT" means any of the events specified in Section 9.01;

     (ab) "EVENT OF INSOLVENCY" means, with respect to any Person, the occurrence of any one of the following events:

          (i)  if such Person shall, other than as expressly permitted hereby:

               (A) be wound up, dissolved or liquidated, or become subject to the provisions of the Winding-up Act, as amended or re-enacted from time to time, or have its existence terminated or have any resolution passed therefor unless in conjunction with a bona fide corporate reorganization in which a successor corporation will succeed to its obligations and enter into an agreement with the other parties to this Agreement to that effect,

               (B) make a general assignment for the benefit of its creditors or a proposal or give notice of its intention to make a proposal under the Bankruptcy and Insolvency Act, as amended or re-enacted from time to time, or shall be declared bankrupt or insolvent by a court of competent jurisdiction,

               (C) propose a compromise or arrangement under the Companies' Creditors Arrangement Act or any similar legislation, as amended or re-enacted from time to time, or shall file any petition or answer seeking any re-organization, arrangement, composition, re-adjustment, liquidation, dissolution or similar relief for itself under any present or future law relative to bankruptcy, insolvency or other relief for debtors; or

               (D) shall be unable to satisfy National Bank and the Agent, acting reasonably, that such Person is not an insolvent person (as defined in the Bankruptcy and Insolvency Act as amended from time to time); or

          (ii) if a petition shall be filed or other action or proceeding shall be commenced against any such Person seeking any re-organization, arrangement, composition, re-adjustment, liquidation, dissolution, winding-up, termination of existence, appointment of any trustee in bankruptcy, receiver, receiver and manager, liquidator or any other officer with similar powers for such Person, or of all or any substantial part of its property, declaration of bankruptcy or insolvency or similar relief under any present or future law relating to bankruptcy, insolvency or other relief for or against debtors, and such Person shall acquiesce in the entry of an order, judgment or decree approving or giving effect to the relief sought in such petition, action or other proceeding or such petition, action or other proceeding shall not be abandoned, dismissed, withdrawn, quashed, vacated or stayed within a period of thirty days (whether consecutive or not) from the day of filing or commencement thereof;

     (ac) "FUNDED DEBT" of a Person means, at any time, the total Indebtedness of such Person for borrowed money (other than Subordinated Indebtedness) at such date, whether or not then due and payable;

     (ad) "GERC" means Goderich-Exeter Railway Company Limited, an Ontario corporation;

     (ae) "GUARANTORS" means, CBNS, GERC and any other present or future wholly-owned subsidiary of the Borrower;

     (af) "INDEBTEDNESS" of a person means the total liabilities of that Person calculated in accordance with GAAP consistently applied.

     (ag) "INITIAL DRAWDOWN DATE" means the first date on which the Borrower receives an Accommodation hereunder;

     (ah) "INTEREST PERIOD" means, with respect to a Bankers' Acceptance, the term thereof;

     (ai) "LETTER OF CREDIT" means a standby letter of credit or letter of guarantee issued or to be issued hereunder at the request of the Borrower;

     (aj) "LIEN" means any mortgage, charge, pledge, title retention, hypothec, security interest, lien, assignment, claim or other encumbrance of any nature whatsoever, whether fixed or floating, statutory or consensual, and howsoever created;

     (ak) "MAJORITY LENDERS" means at any time Lenders whose aggregate Credit Commitments are at least 67 percent of all then outstanding Credit Commitments;

     (al) "NOTICE OF BORROWING" means a notice of the Borrower in substantially the form attached as Schedule A signed by one or more authorized signing officers of the Borrower;

     (am) "NOTICE OF ROLLOVER/CONVERSION" means a notice of the Borrower in substantially the form attached as Schedule B signed by one or more authorized signing officers of the Borrower;

     (an) "PARTICIPANT" has the meaning set out in Section 12.07;

     (ao) "PARTICIPATION" has the meaning set out in Section 12.07;

     (ap) "PERMITTED ENCUMBRANCES" means the Liens listed in Schedule C;

     (aq) "PERMITTED INDEBTEDNESS" means any Indebtedness of:

          (i) the Borrower to National Bank or any Lender under this Agreement;

          (ii) a Guarantor to the Borrower, the Borrower to a Guarantor, or a Guarantor to a Guarantor, all to the extent permitted by law;

          (iii) the Borrower or a Guarantor (other than for borrowed money) on open account or under trade acceptances in the ordinary course of business in connection with normal trade obligations;

          (iv) the Borrower or a Guarantor to RailTex in respect of unsecured intercompany accounts;

          (v) the Borrower or a Guarantor constituting purchase money indebtedness not in excess of $500,000.00 at any time outstanding or, if less, the amounts permitted under the RailTex Credit Agreement;

          (vi) the Borrower or a Guarantor in respect of taxes, assessments and other governmental charges due and being contested in good faith by appropriate proceedings, and against which the Borrower or Guarantor (as applicable) has set up adequate reserves in accordance with GAAP; and

          (vii) the Borrower to holders of the ten year senior notes issued by the Borrower in the aggregate amount of $15,000,000 pursuant to the note agreement dated as of September 1, 1995 between the Borrower and the note purchasers identified therein;

     (ar) "PERSON" means an individual, a partnership, a corporation, a government or any agent thereof, a trustee, a trust or any unincorporated organization or any other entity whatsoever;

     (as) "PRIME FACTOR" means the interest percentages added to the Canadian Prime Rate pursuant to Section 3.01 to determine the interest rate payable on Canadian Prime Rate Loans;

     (at) "PRIME RATE" means the floating rate of interest per annum announced from time to time by National Bank as the reference rate it will use to determine rates of interest for Canadian dollar commercial loans made by it to borrowers in Canada and designated as its prime rate;

     (au) "RAILTEX" means RailTex, Inc., a Texas corporation;

     (av) "RAILTEX CREDIT AGREEMENT" means the credit agreement dated as of May 17, 1996 among RailTex, National Bank and other lenders, and First Interstate Bank of Texas, N.A. as agent, as the same may be amended, modified, supplemented, extended, renewed, replaced or restated from time to time;

     (aw) "RAILTEX GUARANTEE" means the guaranty agreement entered into by RailTex substantially in the form attached hereto as Schedule G;

     (ax) "RIGHTS" has the meaning set out in Section 12.07;

     (ay) "SECURITY" has the meaning set out in Section 6.01;

     (az) "SUBORDINATED INDEBTEDNESS" means the indebtedness of a Person heretofore or hereafter incurred that, by the express terms of the instrument evidencing or creating such indebtedness or by the terms of a subordination agreement in form and substance satisfactory to National Bank and the Agent, is validly and effectively made subordinate and subject in right of payment, to whatever extent National Bank and the Agent may require, to the prior payment of the indebtedness, obligations and liabilities of such Person under or in respect of this Agreement and any other Document;

     (ba) "TREASURY AGREEMENT" means an agreement referred to in Section 2.03;

     (bb) "WORKING CAPITAL ACCOMMODATION" means any utilization of the Working Capital Credit as provided for herein;

     (bc) "WORKING CAPITAL CREDIT" has the meaning set out in Section 2.01;

     (bd) "WORKING CAPITAL CREDIT COMMITMENT" shall mean the amount of $5,000,000;

     (be) "WORKING CAPITAL CREDIT LIMIT" means at any time the lesser of (i) $5,000,000 (or such lesser amount to which same may be reduced pursuant to the provisions hereof); and (ii) the sum at such time of
          (y) 65% of Eligible Accounts Receivable, and (z) the amount obtained by subtracting the aggregate principal amount of then outstanding Revolving Loans under the RailTex Credit Agreement from the amount arrived at by the computation at the same time provided for in the Loan Formula under the RailTex Credit Agreement;

     (bf) "WORKING CAPITAL CREDIT MATURITY DATE" means April 30, 1999.

          Defined terms used herein and not otherwise defined shall have the meaning ascribed thereto in the RailTex Credit Agreement.

1.02  Accounting Terms

          All accounting terms not otherwise defined herein shall have the meanings respectively assigned to them by GAAP.

1.03  Schedules

          The Schedules attached hereto and forming part of this Agreement are as follows:

          Schedule A       Notice of Borrowing
          Schedule B       Notice of Rollover/Conversion
          Schedule C       Permitted Encumbrances

          Schedule D       Litigation
          Schedule E       Shortline Railroad Criteria
          Schedule F       Confidentiality Agreement
          Schedule G       RailTex Guarantee

1.04   Currency

       Unless otherwise stated, all amounts referred to herein are in Canadian dollars.

1.05   Singular, Plural, etc.

       As used herein, each gender shall include all gendes, and the singular shall include the plural and the plural the singular as the context shall require. References in this Agreement to "Section", "hereof", "herein" and similar references shall, unless the context otherwise requires, be references to this Agreement.

                                  ARTICLE TWO

                                  THE CREDITS

2.01  Extension of Working Capital Credit

      Upon and subject to the terms and conditions of this Agreement National Bank shall extend to the Borrower during the Availability Period a revolving term credit (the "WORKING CAPITAL CREDIT") in the maximum aggregate principal amount outstanding at any time equal to the Working Capital Credit Limit.

2.02  Extension of Acquisition Credit

      Upon and subject to the terms and conditions of this Agreement, each Lender severally (and not jointly and severally) agrees to extend to the Borrower during the Availability Period a revolving term credit (the "ACQUISITION CREDIT"), the aggregate outstanding principal amount of which shall not at any time exceed the amount set out opposite its name below under the caption "Amount of Commitment" (for each Lender, as such amount may be altered pursuant to this Agreement, its "ACQUISITION CREDIT COMMITMENT" and for all Lenders, the "ACQUISITION CREDIT COMMITMENTS"):


     Name of Lender        Amount of Commitment  Commitment Percentage
- -------------------------  --------------------  ----------------------

National Bank of Canada          $15,000,000.00                     60%

ABN AMRO Bank Canada             $10,000,000.00                     40%


2.03    Treasury Products

        Any of National Bank and the Lenders may (but none are obligated to) at its option and at the request of the Borrower, enter into interest rate or foreign currency swap agreements, option, future, forward, foreign exchange rate and other similar agreements with the Borrower in respect of its treasury products. Such agreements shall not constitute an Accommodation hereunder, and shall not reduce the amounts available under the Credits, but the aggregate face or notional Canadian dollar amount of all such agreements outstanding at any time shall not exceed $25,000,000. The Borrower acknowledges and agrees, however, that on the earlier of the Working Capital Credit Maturity Date and the date that the Borrower incurs any Indebtedness other than Permitted Indebtedness, the Borrower shall immediately upon request of National Bank or any Lender that has entered into any such agreement with Borrower provide to such party security for any and all such agreements then outstanding (including, without limitation, the interest rate swap agreement with National Bank effective September 29, 1995 and maturing May 31, 1999) by way of letters of credit in form, substance and amount and from a bank satisfactory to such party.

2.04    Utilization of Proceeds

(1) The Borrower shall use all Working Capital Accommodations (other than Letters of Credit) obtained to provide loans to wholly-owned subsidiary corporations of the Borrower for working capital purposes, for capital expenditures or, to a maximum aggregate of $1,000,000 during the term of this Agreement, for general corporate purposes. The loan of the Borrower owing to National Bank, and all Bankers' Acceptances of Borrower issued, under the loan agreement made as of August 2, 1994 (as amended) and outstanding on the date hereof shall be deemed to be Working Capital Accommodations outstanding hereunder.

(2) The Borrower shall use all Acquisition Accommodations for the purposes set out in Section 10.03.

2.05    Types of Accommodation Under Credits

(1) Subject to the terms and conditions hereof, the Borrower may from time to time at its option obtain Accommodations under either of the Credits by way of Canadian Prime Rate Loans, Bankers' Acceptances or Letters of Credit, provided that Letters of Credit shall only be available under the Acquisition Credit to the extent they are required by the related vendor as part of the acquisition transaction in respect of which the Acquisition Accommodation is requested.

(2) The Borrower may at any time and from time to time within the Availability Period request an Accommodation by delivering a Notice of Borrowing to National Bank (in the case of a Working Capital Accommodation) or to the Agent (in the case of an Acquisition Accommodation). The requested Accommodation shall not be less than $100,000 in the case of a Working Capital Accommodation, and not less than $1,000,000 in the case of an Acquisition Accommodation, and shall be in integral multiples of $100,000. The Notice of Borrowing must be delivered at least two Business Days prior to the requested Drawdown Date. Any Notice of Borrowing so delivered shall be irrevocable by the Borrower and shall set out, among other things:

     (a)   the applicable Drawdown Date;

     (b)   the amount requested;

     (c) whether the requested Accommodation is a Working Capital Accommodation or an Acquisition Accommodation;

     (d) whether the requested Accommodation is a Canadian Prime Rate Loan, a Bankers' Acceptance or a Letter of Credit;

     (e) in the case of a Letter of Credit, the amount, term, beneficiary and such other information as shall be required to permit preparation and completion of the Letter of Credit; and

     (f) the denominations and term desired if the requested Accommodation is by way of Bankers' Acceptances.

The Agent shall promptly notify the Lenders of any requested Acquisition Accommodation and the pro rata amounts thereof to be made available by each Lender and in any event shall use reasonable efforts to provide such notification by no later than 10:00 a.m. on the relevant Drawdown Date.

(3) Subject to Article Ten, upon receipt from the Borrower of a duly completed and executed Notice of Borrowing delivered in accordance with
     Section 2.05(2), the Borrower shall draw and National Bank (in the case of a Working Capital Accommodation) or the Lenders (each in an amount corresponding to its respective Commitment Percentage of the amount of the Accommodation, in the case of an Acquisition Accommodation) shall advance the Accommodation requested in such Notice of Borrowing on the requested Drawdown Date.

2.06       Pro Rata Borrowings

(1) Except as otherwise specifically provided herein, each Acquisition Accommodation shall be made available by the Lenders simultaneously and in a pro rata amount and identical maturities from each Lender in accordance with its respective

Commitment Percentage. No Lender shall be responsible for any default by the other Lender in its obligation to make any Acquisition Accommodation available to the Borrower hereunder nor shall any Acquisition Credit Commitment be increased as a result of any such default, except as provided in Section 2.06
(2).

(2) If either Lender shall fail to make available its pro rata amount of any Acquisition Accommodation, the Agent shall promptly give notice thereof to the Borrower, and the Agent and the Borrower shall thereupon agree on the most appropriate action to be taken in the circumstances including, without limitation, the introduction of a new chartered bank as an additional lender hereunder or the advance to the Borrower by the other Lender of such failing Lender's pro rata amount. The Lenders, the Borrower and the Agent shall thereupon enter into documentation, in form and substance satisfactory to the Agent acting reasonably, as may be appropriate to evidence any adjustments of the Commitments and the Commitment Percentages set out in Section 2.02 necessitated by such action. Nothing herein shall be deemed to relieve either Lender from its obligation to fulfill its Acquisition Credit Commitment or to prejudice any rights which the Borrower, the Agent or the other Lender may have against a Lender as a result of any default of such Lender hereunder.

(3) Each Lender other than National Bank hereby agrees to indemnify and save harmless National Bank, in proportion to such Lender's Commitment Percentage, from and against any and all amounts and moneys paid by National Bank under or in connection with any Letter of Credit issued by it constituting an Acquisition Accommodation and not repaid to National Bank by the Borrower on the date due. Any such moneys paid by such Lenders to National Bank shall be deemed to be advances to the Borrower of Canadian Prime Rate Loans, and shall constitute Canadian Prime Rate Loans owing by the Borrower to the applicable Lender under the Acquisition Credit. By virtue of the foregoing indemnity, each such Lender shall be deemed, for the purpose of this Agreement, to have participated in the Acquisition Accommodation constituted by the Letter of Credit to the extent of their respective Commitment Percentages therein.

2.07    Rollovers and Conversions

        Prior to the end of each Interest Period relating to an Accommodation which is not to be repaid at the end of such Interest Period, the Borrower shall deliver to National Bank (in the case of a Working Capital Accommodation) or to the Agent (in the case of an Acquisition Accommodation) a Notice of Rollover/Conversion which notice shall, among other things, set out whether, following the end of such Interest Period, such Accommodation shall be a Canadian Prime Rate Loan or a Bankers' Acceptance and any applicable Interest Period in respect thereof. The Agent should promptly notify the Lenders of any requested rollover/conversion of an Acquisition Accommodation. The Borrower shall not be entitled to roll over or convert any Accommodation except upon the expiry of the relevant Interest Period. Any Notice of

Rollover/Conversion with respect to an Accommodation shall be delivered within the time limits specified in Subsection 2.05 that would be applicable if the Notice of Rollover/Conversion were a Notice of Borrowing. If the Borrower does not deliver any such notice within the time limits provided by this Section, any such Accommodation shall automatically be converted upon the expiry of such Interest Period to a Canadian Prime Rate Loan. Any rollover or conversion hereunder of an Accommodation shall result in the Accommodation bearing interest or fees (as applicable) in accordance with the provisions hereof relating to the type of Accommodation resulting from such rollover or conversion.

2.08    Conversion of Type of Accommodation

        Subject to the terms and conditions hereof, the Borrower shall be entitled from time to time to convert any type of Accommodation under a Credit to any other type of Accommodation under the same Credit by giving notice thereof in accordance with Section 2.07, provided that no such conversion of a Bankers' Acceptance shall be made or purported to be made prior to the maturity date of such Bankers' Acceptance except with the prior written consent of the holder thereof and upon payment of all breakage costs and other losses, costs and expenses incurred by such holder or any Lender as a result of the early termination of the related Interest Period.

        Any Accommodation so converted from one type of Accommodation to another shall cease to bear interest and fees as the former type of Accommodation, and shall begin to bear interest and fees as the new type of Accommodation, on and as of the date of such conversion.

2.09    Letters of Credit

(1) Subject to all other provisions hereof, the Borrower shall be entitled to obtain during the Availability Period from National Bank as an extension of the Working Capital Credit, or from National Bank as issuing Lender under, and as an extension of, the Acquisition Credit, Letters of Credit in Canadian dollars provided that:

  (a)   the term of any Letter of Credit does not exceed one year;

  (b) the term of any Letter of Credit does not extend beyond the Working Capital Credit Maturity Date;

  (c) the Borrower pays to National Bank and/or the Agent for the account of the Lenders all fees required with respect thereto;

  (d) if required by National Bank, the Borrower executes and delivers to National Bank, in form and substance satisfactory to it, an indemnity with respect to such Letter of Credit;

  (e)   the Letter of Credit is in a form satisfactory to National Bank;

  (f) the Borrower has delivered to National Bank or the Agent as applicable the required Notice of Borrowing and, if required by National Bank, an application in a form satisfactory to National Bank with respect to such Letter of Credit; and

  (g) the face amount of the then requested Letters of Credit under the applicable Credit, plus the aggregate amount of then outstanding Accommodations under such Credit (including undrawn amounts of all Letters of Credit then outstanding) does not exceed the amount of Accommodations available hereunder in respect of such Credit.

(2) The Borrower shall be indebted to National Bank under the Working Capital Credit, and to National Bank as issuing Lender under the Acquisition Credit, in an amount equivalent to the aggregate amount drawn on each Letter of Credit issued under the respective Credit. Each amount drawn pursuant to a Letter of Credit shall be deemed, on and after the date of such draw, unless paid in full on such date by the Borrower, to be a Canadian Prime Rate Loan and shall be subject to all of the provisions of this Agreement applicable to Canadian Prime Rate Loans (until the same is converted to another form of Accommodation permitted pursuant to the provisions hereof), including the payment of interest thereon from and after the date on which such drawing was made.

(3) The obligation of the Borrower to indemnify National Bank in its respective capacities for drawings made under each Letter of Credit shall be unconditional and irrevocable and shall be honoured in accordance with the provisions of this Agreement under all circumstances including, without limitation:

   (a)  any lack of validity or enforceability of any Letter of Credit; or

   (b) the existence of any claim, set-off defence or other right which the Borrower may have at any time against the beneficiary under, or any transferee of, any Letter of Credit (or any person for whom any such transferee may be acting), National Bank or any other person, whether in connection with this Agreement, any other agreement, document, transaction or obligation contemplated herein or otherwise.

(4) The Borrower shall pay to, indemnify and save harmless National Bank, the Agent and the Lenders from and against any and all amounts, claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable legal fees and out-of-pocket expenses) paid, incurred or suffered thereby pursuant to, in connection with or as a result of:

   (a)  the issue of a Letter of Credit;

   (b)  a draw or draws under a Letter of Credit; or

   (c) the failure of National Bank to honour a draw under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority.

(5) As between the Borrower and National Bank, the Agent and the Lenders, the Borrower assumes all risks of acts and omissions with respect to, or the misuse of, each Letter of Credit issued at its request. In furtherance and not in limitation of the foregoing, neither National Bank, the Agent nor any other Lender shall be responsible for:

   (a) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issue of any Letter of Credit, even if it should in fact prove to be in any and all respects invalid, insufficient, inaccurate, fraudulent or forged;

   (b) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in full or in part, which may prove to be invalid or ineffective for any reason;

   (c) the failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit other than the conditions expressly set out in the Letter of Credit itself;

   (d) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher;

   (e) errors in interpretation of technical terms used in the Letter of Credit other than technical terms relating to rules and procedures which govern the Letters of Credit generally;

   (f) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof;

   (g) the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under the Letter of Credit; and

   (h) any consequences arising from causes beyond the control of National Bank, the Agent or such Lender.

None of the above shall affect, impair or prevent the vesting of the rights or powers of the Agent, National Bank or any other Lender hereunder. In furtherance and not in limitation of the specific provisions hereof, any action (other than an action which constitutes willful misconduct or gross negligence of National Bank, the Agent or the applicable Lender) taken or omitted by it under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not impose on National Bank, the Agent or the applicable Lender any resulting liability to the Borrower.

(6) Upon the occurrence of an Event of Default, notwithstanding the expiration date of any Letter of Credit, the Borrower shall pay to National Bank, forthwith at its request, an amount equal to the amount or amounts required to pay:

     (a) the maximum amounts which could be drawn under all Letters of Credit then outstanding, and

     (b) all unpaid fees owed by the Borrower in respect of the issue or extension of such Letters of Credit, if any, and except for any amount payable in respect of unpaid fees as aforesaid, such amounts and interest accruing thereon shall be held by National Bank for set-off against the indebtedness and liability of the Borrower in respect of such Letters of Credit. During the time such amounts are so held, interest shall accrue thereon at a competitive market rate determined by National Bank based on the amount and the term involved. Upon the expiry of any Letter of Credit, National Bank shall apply the balance of such funds held in respect of such Letter of Credit, and any interest accrued thereon, immediately in payment of amounts owed by the Borrower hereunder, and any excess funds remaining after such application shall be paid to the Borrower.


                                 ARTICLE THREE

                     INTEREST AND FEES - CREDIT FACILITIES
                     -------------------------------------

3.01      Interest on Canadian Prime Rate Loans

          The Borrower shall pay interest on the outstanding principal amount of each Canadian Prime Rate Loan outstanding under either of the Credits from the date on which such Canadian Prime Rate Loan was made until such outstanding principal amount shall have been repaid in full, and both before and after maturity, default and judgment, at a floating rate per annum equal to the Canadian Prime Rate in effect from time to time plus:

          (a) 1/2% at any time that the Leverage Ratio is greater than or equal to 50%;

          (b) 1/4% at any time that the Leverage Ratio is 45% or greater but less than 50%; and

          (c)  0% at any time that the Leverage Ratio is less than 45%,

calculated daily and compounded and payable monthly in arrears on the last day of each month and on the date on which such Canadian Prime Rate Loan becomes due and payable in full or is changed to another type of Accommodation as contemplated by Article Two, in any case based on the actual number of days elapsed and a year of 365 (or 366 if applicable) days.

3.02      Acceptance Fee

          The Borrower shall pay to National Bank in the case of a Working Capital Accommodation and to the Agent for the account of the applicable Lender in the case of an Acquisition Accommodation, for each Bankers' Acceptance, a fee equal to the following percentage per annum of the face amount thereof based on the term to maturity of such Bankers' Acceptance and a year of 365 (or 366 if applicable) days, which fee shall be paid as a condition precedent to any obligation on the part of any Lender to accept such Bankers' Acceptance:

          (a) 2-1/4% at any time that the Leverage Ratio is greater than or equal to 50%;

          (b) 2% at any time that the Leverage Ratio is 45% or greater but less than 50%;

          (c) 1-1/2% at any time that the Leverage Ratio is 40% or greater but less than 45%;

          (d) 1-1/4% at any time that the Leverage Ratio is 30% or greater but less than 40%; and

          (e)  1% at any time that the Leverage Ratio is less than 30%.

3.03      Calculation of Adjustment Factors

          The Prime Factor and the applicable fee referred to in Section 3.02 hereof shall be determined as of the date (the "ADJUSTMENT DATE") that is 45 days from and after the last day of each calendar quarter based on the Leverage Ratio as of the last day of each calendar quarter, and shall be adjusted on and as of each such Adjustment Date for the period from but excluding such Adjustment Date to and including the next succeeding Adjustment Date; provided, however, that at any and all times that the Borrower or RailTex shall have failed to deliver all requisite financial statements as required by this Agreement and the RailTex Credit Agreement, the highest Prime Factor and fee referred to in Section 3.02 hereof shall apply. For greater certainty, no adjustment shall be made on any Adjustment Date in respect of fees referred to in Section 3.02 hereof which have been paid prior to such Adjustment Date.

3.04     Closing Fee

      The Borrower shall pay to National Bank as a closing fee the amount of $10,000 in respect of the Working Capital Credit, and shall pay to the Agent for account of the Lenders as a closing fee in respect of the Acquisition Credit the amount of $50,000, which amounts shall be fully earned as of and payable on the date hereof.

3.05   Commitment Fee

      During the Availability Period, the Borrower shall pay to National Bank a commitment fee equal to 0.25% per annum, based on a 365 (or 366 as applicable) day year, of the undrawn portion of the Working Capital Credit (such undrawn portion to be calculated assuming, for this purpose only, that the Working Capital Credit Limit is the then applicable amount under Section 1.01(ba)(i)), and shall pay to the Agent for account of the Lenders a commitment fee equal to 0.25% per annum, based on a 365 (or 366 as applicable) day year, of the undrawn portion of the aggregate Acquisition Credit Commitments. Such fees shall be calculated on a daily basis and payable quarterly in arrears as to each calendar quarter (or portion thereof) within 30 days after the last day of each calendar quarter in each year and on April 30, 1999.

3.06   Agency Fee

      The Borrower shall pay to National Bank, for its own account, an agency fee of $10,000 in calendar 1996 and $15,000 for each calendar year thereafter. Such fee shall be payable commencing with an instalment of $2,500 on June 30, 1996, and thereafter quarterly in arrears as to each calendar quarter (or portion thereof) in equal instalments of $3,750, within thirty days after the last day of each calendar quarter, and on the date when all indebtedness liability and obligations of the Borrower under or in respect of this Agreement and in each of the other Documents have been fully and finally paid and fulfilled and none of the Lenders is under any obligation to make any further Accommodation hereunder.

3.07   Letter of Credit Fees

      The Borrower shall pay to National Bank for its own account (in the case of a Letter of Credit issued under the Working Capital Credit), or to National Bank for its own account as issuing Lender to the extent of 20% of such fee, and to the Agent for the account of the Lenders to the extent of 80% of such fee (in the case of a Letter of Credit issued under the Acquisition Credit) a non-refundable fee in respect of each Letter of Credit issued (or extended) at the time the Letter of Credit is issued (or extended) in an amount equivalent to 1% per annum of National Bank's maximum liability thereunder based on the term of the Letter of Credit (or its extension).

3.08   Notes

      As evidence of each Accommodation, and the Borrower's obligation with respect thereto, National Bank or the Agent may, but need not, request the delivery of a promissory note (in such form as it may specify from time to time) from the Borrower in favour of National Bank or the applicable Lender or Lenders, specifying inter alia the amount of such Accommodation and the applicable rate of interest.

3.09   Early Termination of Interest Periods

      If National Bank or the Agent is required to arrange for early termination of any Interest Period as a result of any prepayment or if the Borrower is required, as a result of acceleration pursuant to Section 9.02, to make payment of amounts outstanding in connection with an Accommodation prior to the end of the relevant Interest Period, the Borrower shall reimburse National Bank, the Agent and the Lenders for and indemnify and save each of them harmless from and against all losses, costs and expenses actually incurred as a result of the early termination of the Interest Period in question, including, without limitation, any breakage costs. If National Bank, the Agent or any Lender is entitled to receive payment under this Section, it will deliver a certificate to the Borrower certifying as to the amount and calculation of such losses, costs and expenses and such certificate shall be prima facie evidence of the matters stated therein, absent manifest error.

3.10   Changes in Circumstances

      In the event that on any date National Bank or any Lender reasonably determines (which determination shall be conclusive in the absence of manifest error) that its ability to maintain any outstanding Accommodation, whether by way of Canadian Prime Rate Loan, Bankers' Acceptance or otherwise, has become unlawful or impossible at law, then in any such case National Bank or the Agent shall give notice thereof to the Borrower and the Borrower shall forthwith repay to National Bank or to the Agent for the account of the applicable Lender all amounts outstanding with respect to such Accommodation together with all unpaid interest accrued thereon to the date of repayment and all other reasonable expenses incurred in connection with the termination, including without limitation any expenses resulting from the termination of any Interest Period relating thereto in accordance with Section 3.09. After any such repayment, and concurrently with such repayment, the Borrower may re-borrow the entire amount repaid by way of some other type of Accommodation upon compliance with the applicable drawdown requirements.

3.11   Capital Adequacy

      If with respect to all or any portion of any Accommodation, any future law, rule, regulation or guideline regarding capital adequacy or compliance by National Bank or any Lender with any request, directive, or requirement now existing or hereafter imposed by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof and applicable generally to Canadian chartered banks, regarding capital adequacy (whether or not having the force of law) shall result in a reduction in the rate of return on that party's capital as a consequence of that party's obligations under this Agreement to a level below that which such party otherwise could have achieved by an amount reasonably determined thereby to be material (and such party may, in determining such amount, utilize reasonable assumptions and allocations of costs and expenses and may use any reasonable averaging or attribution method), then (unless the effect of such event is already reflected in the rate of interest then applicable hereunder) National Bank or the Agent as applicable shall notify the Borrower and deliver to the Borrower a certificate setting forth in reasonable detail the calculation of the amount necessary, on a quarterly basis, to compensate therefor, and the Borrower shall pay such amount to National Bank and/or the Agent for the account of the applicable Lender on the last day of each calendar quarter thereafter.

3.12   Interest Periods

      In selecting the length of any Interest Period relating to a Bankers' Acceptance, the Borrower and National Bank shall ensure that such Interest Period expires on a Business Day and on or before the Working Capital Credit Maturity Date or the Acquisition Credit Maturity Date as applicable and at a time which permits the repayment of the amounts outstanding hereunder in accordance with the terms hereof.

3.13   Payment Generally

      All payments to be made hereunder shall be made to National Bank and the Agent without set-off or counterclaim at the branch of National Bank where the accounts referred to in Section 5.03 are maintained or to such location as National Bank or the Agent may specify from time to time by notice given in accordance with Section 12.05. All such payments received at such branch or other location after 11:00 a.m. Toronto time on any particular date shall be deemed to have been made on the next following Business Day. If any payment is due hereunder on a day which is not a Business Day, such payment shall be due on the first Business Day following the date on which it would otherwise have been due, and interest shall accrue to such Business Day.

3.14   National Bank's and Agent's Records

      National Bank's and the Agent's records from time to time as to the amount owing from time to time by the Borrower shall be prima facie evidence thereof, and none of National Bank, the Agent or any Lender need obtain or maintain any promissory note in order to evidence any amount owing by the Borrower hereunder.

3.15   Allocation

      If an Event of Default shall have occurred and be continuing unremedied by the Borrower and not waived by National Bank and the Agent, National Bank, the Agent and the Lenders may allocate and apply payments received from the Borrower or from any other Person or from the Security or any of it on account of any part of the outstanding indebtedness and liability of the Borrower hereunder or under any other Document in such order and against such amounts owing as National Bank and the Agent may in their sole discretion determine.



                                  ARTICLE FOUR

              GENERAL PROVISIONS RELATING TO BANKERS' ACCEPTANCES


4.01      Bankers' Acceptances

(1) Each draft tendered by the Borrower for acceptance under any Credit shall be denominated in Canadian dollars, shall be payable in Canada, and shall have a term of 30, 60 or 90 days. Notwithstanding any other provision herein to the contrary, neither National Bank nor any Lender shall have any obligation to accept any draft having a term which expires subsequent to the Working Capital Credit Maturity Date or the Acquisition Credit Maturity Date as applicable or subsequent to any other relevant date or contrary to any condition or other agreement herein.

(2) Upon presentation of a draft for acceptance, the Borrower shall pay to National Bank, or to the Agent for the account of the relevant Lender, a stamping fee in Canadian dollars, calculated as provided in Section 3.02.

(3) The Borrower shall provide for each accepted draft at its maturity (without any days of grace) at National Bank's main branch in Toronto, either by payment of the full principal amount thereof or through utilization of the applicable Credit in accordance with this Agreement or through a combination thereof. In particular, but without limitation, for purposes of determining the amount available under any Credit at any time, the face amount of each Bankers' Acceptance shall be utilized, and the Borrower may not at any time request that any Bankers' Acceptance be issued (whether by way of a borrowing, rollover or conversion) if the face amount of such requested Bankers' Acceptance together with the aggregate outstanding principal amount under the applicable Credit (including the undrawn amounts of all then outstanding Letters of Credit and the face amount of all then outstanding Bankers' Acceptances) would exceed the Working Capital Credit Limit or the aggregate Acquisition Credit Commitments (as applicable) as set out in Section 2.01 and Section 2.02. Any amount owing by the Borrower in respect of any Bankers' Acceptance which is not paid or provided for in accordance with the foregoing shall be deemed to be a Canadian Prime Rate Loan owing by the Borrower and shall be subject to all of the provisions of this Agreement applicable to a Canadian Prime Rate Loan (until the same is converted to another type of Accommodation pursuant to the provisions hereof), including, without limitation, Section 3.01 pertaining to the payment of interest, from and after the date of maturity of such Bankers' Acceptance.

(4) If an Event of Default shall have occurred and be continuing unremedied by the Borrower and not waived by National Bank and the Agent (whether or not demand is made), the Borrower shall forthwith pay to National Bank and the Agent an amount equal to National Bank's and the Lenders' (respectively) maximum potential liability under all outstanding Bankers' Acceptances. Such amount shall be held by National Bank and the Lenders for set-off against the indebtedness and liability of the Borrower in respect of such Bankers' Acceptances.

(5) To facilitate the acceptance of Bankers' Acceptances as contemplated hereby, the Borrower shall, on or prior to the Initial Drawdown Date and from time to time thereafter as requested by National Bank or the Agent, provide National Bank and each Lender with drafts duly endorsed in blank by the Borrower in quantities sufficient so as to allow National Bank and each Lender to accept Bankers' Acceptances as contemplated hereby. In case any authorized signatory of the Borrower whose signature shall appear on any draft shall cease to have such authority before the issuance of and acceptance with respect to such draft, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance. National Bank, the Agent and the Lenders shall be responsible for any failure to accept a Bankers' Acceptance as required hereunder if the cause of such failure is, in whole or in part, due to the failure of the Borrower to comply with the foregoing on a timely basis.


                                  ARTICLE FIVE

   REPAYMENT AND ACCOUNTS 5.01  Repayment of Working Capital Accommodations

        Subject to Article Nine, all Working Capital Accommodations, all unpaid interest thereon and all other amounts owing to National Bank under or in respect of the Working Capital Credit not otherwise due and payable before the Working Capital Maturity Date shall become due and be paid to National Bank on the Working Capital Maturity Date.

5.02    Repayment of Acquisition Accommodations

        Subject to Article Nine, each Acquisition Accommodation (other than Letters of Credit) shall be repaid to the Agent in quarterly instalments of principal made at the end of each calendar quarter, commencing in each case 61 days after the 30th of April next following the original extension thereof.
Such instalments (except for the last in each case) in respect of each Acquisition Accommodation shall be in substantially equal amounts calculated to fully amortize the principal amount of such Accommodation assuming 24 equal quarterly payments with the last and final instalment occurring on the Acquisition Credit Maturity Date and being in the amount of the then outstanding principal balance thereof. All accrued and unpaid interest and all other amounts owing under or in respect of the Acquisition Credit not otherwise due and payable before the Acquisition Credit Maturity Date shall become due and be paid to the Agent on the Acquisition Credit Maturity Date.


5.03      Repayment of Accommodations Generally

          Subject to Articles Nine and Ten, unpaid principal amounts of the
Accommodations:

     (a) may be repaid and reborrowed by the Borrower from time to time, so long as the maximum available amounts set out herein are not exceeded and subject to the other provisions hereof regarding prepayments, borrowings and reborrowing; and

     (b) shall be repaid forthwith, without the need for any notice, request or demand by or on behalf of National Bank, the Agent or any Lender to the extent that the outstanding principal obligations under any Credit exceed the maximum aggregate principal amount which may be utilized and outstanding in respect of such Credit pursuant to this Agreement.

5.04      Prepayments

          The Borrower may prepay any Canadian Prime Rate Loan without bonus or penalty on not less than three Business Days' prior written notice to National Bank or the Agent as applicable. The amount of any such prepayment shall, except as National Bank or the Agent as applicable may otherwise agree, not be less than $500,000 and in integral multiples of $100,000 unless the then outstanding principal amount of such loan shall be less than $500,000, in which case such amount shall be such full amount outstanding. Once given, any such notice shall be irrevocable and binding upon the Borrower. The Agent shall promptly notify each Lender of the amount of any proposed prepayment and the portion applicable to it. Any such prepayment shall be applied to required repayments in inverse order of maturity and shall not otherwise change the amount or timing of any repayment required. At its option, the Borrower may from time to time permanently reduce the then applicable amount under Section 1.01(ba)(i) upon not less than 15 Business Days prior written notice to National Bank and upon payment to National Bank of the amount, if any, necessary to reduce the Canadian Prime Rate Loans then outstanding under the Working Capital Credit to an amount such that outstanding Working Capital Accommodations do not exceed such reduced amount. Amounts specified to be paid in such notice, together with accrued interest on such amounts, shall be due and payable on the date specified therein.

5.05      Maintenance of Accounts

          Provided that the fees and charges of National Bank in respect of such accounts are reasonably competitive with those of other major banks in respect of similar accounts, the Borrower shall, and shall cause all of the Guarantors to, hold all deposit and collection accounts within Canada and the United States of America with National Bank, in the case of accounts in Canada, at its main branch in Toronto, into which the proceeds of any Accommodation made available to the Borrower and receipts in the ordinary course of business shall, unless otherwise agreed to by the Borrower and National Bank, be deposited as appropriate. Under no circumstances shall the Borrower suffer or permit any of the aforesaid accounts in the aggregate to be overdrawn or otherwise fall into debit or negative balance.

                                  ARTICLE SIX

                                   SECURITY

6.01      Security

          As security for all present and future indebtedness, liability and obligations of the Borrower under or in respect of this Agreement and each of the other Documents, the Borrower shall cause to be executed and delivered to National Bank and the Agent, in form and substance satisfactory thereto, the following (collectively, the "Security"):

     (a) guarantees by each of the Guarantors of all present and future indebtedness of the Borrower to National Bank and to the Agent and the Lenders under or in respect of this Agreement and each of the other Documents; and

     (b)  the RailTex Guarantee.

                                 ARTICLE SEVEN

                        REPRESENTATIONS AND WARRANTIES

7.01 The Borrower represents and warrants to National Bank, the Agent and each of the Lenders and shall be deemed to so represent and warrant on each day on which any Accommodation is made or any rollover or conversion of any Accommodation is made, as follows:

     (a) it and each of the Guarantors has been duly incorporated and is validly subsisting as a corporation under the laws of its jurisdiction of incorporation, is duly qualified to carry on its business in each jurisdiction in which it carries on business and has the power and authority to enter into and perform its obligations under each Document to which it is a party, to own and operate its business as contemplated herein and to carry on its business as currently conducted;

     (b) the Borrower carries on no business other than the holding of shares of each Guarantor, and inter company business with RailTex and each of the Guarantors. Each Guarantor has obtained all material licences, permits and approvals from all governments, governmental commissions, boards and other agencies required in respect of its operations and is not in violation of any material law or regulation applicable to it (including those relating to environmental matters).

     (c) the execution, delivery and performance by it and each of the Guarantors of each Document to which it is a party has been duly authorized by all requisite corporate action and each such Document has been duly executed and delivered and constitutes a legal, valid and binding obligation enforceable in accordance with its terms, subject to (i) the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, and (ii) the extent that equitable principles may limit the availability of certain remedies including, but not limited to, the remedies of specific performance and injunctive relief, which equitable remedies may in any event only be granted in the discretion of a court;

     (d) except as described in Schedule D hereto there are no actions, suits or proceedings (including without limitation those relating to environmental matters) pending or, to its knowledge threatened, against or affecting the Borrower or any of the Guarantors at law or in equity or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind which in the aggregate exceed $200,000 in claims, and it is not aware of any existing grounds on which any such actions, suits or proceedings might be commenced with any reasonable likelihood of success; and neither the Borrower nor or any of the Guarantors is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which default could have a material adverse effect on the business, assets or prospects of the Borrower or the applicable Guarantor;

     (e) neither the Borrower nor any of the Guarantors is a party to any agreement or instrument or subject to any judgment, order, writ, injunction, or to the knowledge of the Borrower, any decree, restriction, award, rule or regulation, which adversely affects, or in the future may adversely affect, the ability of the Borrower to perform its obligations under the Documents or its business, operations, properties, assets or condition, financial or otherwise;

     (f) neither the Borrower nor any of the Guarantors is in default under any guarantee, bond, debenture, note or other instrument evidencing any indebtedness or under the terms of any instrument pursuant to which any of the foregoing has been issued or made and delivered, or under the terms of any other material agreement and there exists no state of facts which after notice or lapse of time or both or otherwise would constitute such a default;

     (g) the Borrower and each of the Guarantors has furnished National Bank and the Agent with its most recent annual and quarterly financial statements; all such financial statements have been prepared in accordance with GAAP applied on a consistent basis during such period, except as stated therein or in the notes thereto; and the balance sheets as therein contained present accurately the financial position of the respective Guarantors as at the date thereof; and the statements of profit and loss as therein contained present accurately the results of the respective Guarantors' operations for the periods indicated;

     (h) since the date of the financial statements referred to in the preceding paragraph, (i) there has been no material adverse change in the financial condition of the any of the Guarantors as shown on its balance sheet as at that date, except as disclosed to National Bank and the Agent in writing, and (ii) the business, operations and assets of the Guarantors have not been materially adversely affected as a result of any act or event including, without limitation, fire, explosion, casualty, flood, drought, riot, storm, condemnation, act of God, accident, labour trouble, expropriation or act of any government;

     (i) neither the financial statements referred to above nor any other statement or report furnished to National Bank or the Agent by or on behalf of the Borrower or any of the Guarantors in connection with the negotiation of this Agreement or any of the other Documents or any of the transactions contemplated herein contain, as at the time such statements were furnished, any untrue statement of a material fact or any omission of a material fact necessary to make the statements contained therein not misleading, and all such statements and reports, taken as a whole together with this Agreement and the other Documents, do not contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained herein or therein not misleading;

     (j) there is no fact which the Borrower and the Guarantors have not disclosed to National Bank and the Agent in writing which materially adversely affects, or, so far as can now be reasonably foreseen, will materially adversely affect, the assets, liabilities, affairs, business, prospects, operations or condition, financial or otherwise, of the Borrower or any of the Guarantors or their ability to perform their obligations under any of the Documents;

     (k) neither the execution or delivery of any of the Documents, the consummation of any of the transactions therein contemplated, nor compliance with any of the terms, conditions and provisions thereof, conflicts with or will conflict with, or results or will result in any breach of, or constitutes a default under, any of the provisions of the articles or by-laws of the Borrower or any of the Guarantors or any provisions of any agreements or instruments to which the Borrower or any of the Guarantors is a party or by which the Borrower or any of the Guarantors or any of their property and assets are bound, or results or will result in the creation or imposition of any Lien upon any of their properties or assets (other than the Liens constituted by the Security) or in the contravention of any applicable law, rule or regulation of any jurisdiction applicable to any of them or to any of their property or assets, or will cause the repayment of any governmental assistance heretofore received or to be received in the future;

     (l) the Borrower and each of the Guarantors have good and marketable title to all of their respective assets, property and undertaking free from all Liens other than Permitted Encumbrances;

     (m) no event has occurred which constitutes a Default or an Event of Default; and

     (n) the Borrower is the registered and beneficial owner of all shares in the capital of GERC and 9,995 common shares in the capital of CBNS.


                                 ARTICLE EIGHT

                                   COVENANTS


8.01      Affirmative Covenants

          The Borrower covenants and agrees with National Bank, the Agent and each Lender that, so long as this Agreement is in effect, it will:

     (a) pay all amounts due and owing hereunder as and when required hereunder and comply with and perform, and cause each Guarantor to comply with and perform all its covenants or other obligations contained herein or in any Document in accordance with the terms and conditions of this Agreement and the other Documents;

     (b) cause each of the Guarantors to maintain insurance of such types, in such amounts and against such risks as is customary in the case of companies engaged in a similar business with insurers and in form, substance, amount and type satisfactory to National Bank and the Agent, acting reasonably, from time to time. All such policies shall be non-cancellable without 30 days prior written notice to National Bank and the Agent.

          The Borrower shall, on request, provide certificates of insurance with respect to the above-mentioned insurance policies to National Bank and the Agent, in form and substance satisfactory to them, acting reasonably, and provide or cause to be provided to them, on request, evidence of the payment of all insurance premiums when due. The Borrower shall promptly give written notice to National Bank and the Agent of any occurrence which results in notice to or submission of a claim to any insurers of any Guarantor;

     (c) pay or cause to be paid all taxes, government fees and dues levied, assessed or imposed upon the Borrower or any Guarantor or their respective property or any part thereof, and all other indebtedness, liabilities and obligations of the Borrower and each of the Guarantors, as and when the same become due and payable, save and except for any such taxes, government fees, dues and indebtedness which are being contested by or on behalf of the Borrower or the relevant Guarantor in good faith and by appropriate proceedings and for which the Borrower or the relevant Guarantor has set aside reserves or contingency funds satisfactory to National Bank and the Agent, acting reasonably;

     (d) deliver or cause to be delivered to National Bank and the Agent such information relating to the conduct of the business and affairs or the financial position of the Borrower, RailTex and each of the Guarantors as National Bank or the Agent may request from time to time, including without limitation, the following in form satisfactory to National Bank and the Agent:

          (i) monthly, within 45 days after the end of each month, financial statements prepared by each of the Borrower, RailTex and each of the Guarantors respectively in respect of such month;

          (ii) annually, within 120 days after each fiscal year end, (A) unaudited, consolidated and consolidating financial statements (including balance sheets and statements of profit and loss and changes in financial position) of the Borrower and each of the Guarantors for such fiscal year; (B) audited, consolidated financial statements (including balance sheet and statement of income and loss and changes in financial position) of RailTex for such fiscal year, together with the opinion thereon of independent certified public accountants satisfactory to National Bank and the Agent acting reasonably; and (C) a copy of the financial projections for the Borrower and each of the Guarantors on a quarterly basis during the then current fiscal year, including without limitation, income statements, balance sheets, sources and uses statements and capital expenditure budgets, such projections to be accompanied by a certificate of the chief financial officer of the Borrower to the effect that such projections have been prepared on the basis of sound financial planning practice and setting forth the principal assumptions upon which such projections are based;

     (e) maintain and cause each of the Guarantors to maintain, all such records in connection with its business or affairs as may be desirable in accordance with prudent business practice, and make all such records available for inspection at its premises, to National Bank and the Agent from time to time as reasonably requested, provided that, so long as there is no Default or Event of Default then continuing, such inspection shall not unduly interfere with the carrying on by the Borrower or such Guarantors of its business or affairs in the ordinary course;

     (f) forthwith notify in writing National Bank and the Agent of the occurrence of any Default or Event of Default;

     (g) as soon as available, but in any event within 45 days after the end of each month during the term hereof, deliver or cause to be delivered to National Bank and the Agent a Borrowing Base Certificate and an EBITDA Certificate, certified by the chief financial officer of the Borrower, and a certificate (a "COMPLIANCE CERTIFICATE") of the chief financial officer of the Borrower, RailTex and each Guarantor for such month stating that a review of the activities of the Borrower, RailTex and each Guarantor during the period covered by such certificate has been made under his or her supervision with a view to determining whether the Borrower, RailTex and each Guarantor has kept, observed, performed and fulfilled all of its obligations under this Agreement, the other Documents and the RailTex Credit Agreement, and that, to the best of his or her knowledge, during such period, it has kept, observed, performed and fulfilled each and every covenant applicable to it in this Agreement, the other Documents and the RailTex Credit Agreement, and is not at the time in default under any of the same, or if it shall have been or shall be in default, specifying the same; and

     (h) deliver or cause to be delivered to National Bank and the Agent, forthwith upon the filing or receipt of same, a copy of any material filings pertaining to the Borrower or any Guarantor, or any properties or assets thereof, with the National Transportation Agency of Canada.

8.02      Negative Covenants

          The Borrower covenants and agrees with National Bank, the Agent and the Lenders that it will not (and will not permit the Guarantors to) without the prior written consent of National Bank and the Agent, which consent shall not be unreasonably withheld:

     (a) consolidate, amalgamate or merge with any other entity or enter into any other corporate reorganization or change its name or fiscal year end;

     (b) declare or pay any dividend (other than dividends payable solely in shares) or make any other distribution or payment on account of, or purchase, acquire, retire or redeem any of its shares (whether now owned or hereafter outstanding), repay principal or pay interest on any loan or advance from any affiliate or related party, make any loan or advance, or make any other payment (except for reasonable management, administrative and overhead reimbursement payments by a Guarantor or the Borrower to RailTex on a basis consistent with now existing practices) to any affiliate or related party until such time (the "BASE DATE") as the

          Borrower has, on a consolidated basis, a ratio of Funded Debt on the last day of the month to EBITDA for the preceding 12 months of 4.50 to
          1.0 or less; thereafter the Borrower and the Guarantor may do any or all of the foregoing to the extent of an aggregate amount not exceeding 25% of the Borrower's consolidated Net Income on a cumulative basis from the Base Date, provided that such action does not result in a Default or Event of Default hereunder; Borrower shall, from and after the Base Date, maintain the said ratio at the said level of 4.50 to 1.0 or less;

     (c) create, incur, assume or permit to exist any indebtedness or liabilities (including without limitation guarantee liabilities) other than Permitted Indebtedness;

     (d) create any subsidiary or invest in or hold the shares of any corporation unless such corporation is a Guarantor formed for the purpose of acquiring shortline railroad assets in Canada using the proceeds of an Acquisition Accommodation borrowed from the Borrower;

     (e) create or permit to exist any Lien on any of its assets, property or undertaking other than Permitted Encumbrances or sell, transfer, assign, lease or otherwise dispose of any of its property or assets except in the ordinary course of business; provided that each of the Guarantors may sell out of the ordinary course of its business to non arms-length parties at fair market value assets not used in its business operations having a fair market value not exceeding $250,000 in the aggregate during any one fiscal year, to an aggregate maximum of $500,000 in the case of each Guarantor;

     (f)  issue or purchase any shares in the capital of any Guarantor; or

     (g) request, use or permit any Accommodation to be used for any purpose other than those set forth in Section 2.04.

8.03      RailTex Credit Agreement Covenants

          The Borrower acknowledges that National Bank, the Lenders and the Agent are relying on the covenants and agreements of RailTex in the RailTex Credit Agreement as they relate to the Borrower as a Subsidiary of RailTex. The Borrower hereby agrees that, except to the extent they conflict with any covenant or agreement in this Agreement, such covenants and agreements shall, in the event the RailTex Credit Agreement is at any time not in effect, continue mutatis mutandis for the benefit of National Bank, the Lenders and the Agent as if made by the Borrower directly in their favour.

                                  ARTICLE NINE

                               EVENTS OF DEFAULT

9.01      Events of Default

          Each of the following events shall constitute an Event of Default hereunder:

     (a) Default in Principal - If the Borrower or any Guarantor or RailTex shall fail to pay any amount due and owing hereunder or under any other Document within 5 days after the due date thereof;

     (b) Other Defaults - If the Borrower or any Guarantor defaults in the observance or performance of any covenant or other obligation contained herein or in any other Document and such default shall continue for a period of 10 days or more from the date such observance or performance was due (except with respect to the failure to observe or perform the covenants covered by Section 9.01(a) above, or any of the covenants in Sections 2.04, 8.01(b), (f) and (g) and Section 8.02 hereof, as to which there shall be no grace period);

     (c) Defaults Under Other Borrowings - If any present or future indebtedness of the Borrower or any Guarantor for borrowed money (i) becomes due and payable prior to its stated maturity by reason of the occurrence of default thereunder, or (ii) is not paid when demanded or due or within any applicable grace period originally provided therefor or reasonable period of time for demand loan repayments (as may be applicable), or if any Guarantor defaults in payment of any amount owing to the Borrower;

     (d) Representations and Warranties - If any representation, warranty or statement made in this Agreement or any other Document, or any certificate or other instrument delivered pursuant to this Agreement or any other Document, is untrue or incorrect in any material respect when made or deemed to be made;

     (e) Insolvency - If an Event of Insolvency occurs in respect of the Borrower or any Guarantor;

     (f) Encumbrancers - If an encumbrancer takes possession of any property or assets of the Borrower or any Guarantor, or if a distress or execution or any similar process is levied or enforced against any property or assets of the Borrower or any Guarantor and remains unsatisfied for such period as would permit such property, assets or any part thereof to be sold thereunder, provided that such possession or process has not been stayed and is not being contested in good faith by the Borrower or the Guarantor or is not effectively set aside within 10 days;

     (g) Cease to carry on Business, etc. - If the Borrower or any Guarantor ceases or threatens to cease to carry on in the ordinary course its business or a substantial part thereof;

     (h) RailTex Credit Agreement - If an Event of Default (as defined in the RailTex Credit Agreement) occurs and is continuing and has not been waived in accordance with the provisions of the RailTex Credit Agreement; and

     (i) Qualified Auditor's Report - If any report of or opinion by the auditors of the Borrower or any Guarantor in respect of any financial statements of the Borrower or any Guarantor contains any qualification which, in the reasonable opinion of National Bank or the Agent, relates to a matter which materially adversely affects the creditworthiness of the Borrower or such Guarantor as the case may be.

9.02      Acceleration

          If any one or more of the Events of Default has occurred and provided any such Event of Default is continuing, all indebtedness and liability of the Borrower hereunder or in connection herewith shall, at the option of National Bank and the Agent (except upon the occurrence of an Event of Default described in Section 9.01(e), in which case acceleration of such indebtedness and liabilities shall occur automatically), immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower, and any collateral and securities, including the Security, shall thereupon become enforceable by National Bank or its duly authorized agent, by the Agent and by each of the Lenders.

9.03      Remedies Cumulative

          The rights and remedies of National Bank, the Agent and the Lenders hereunder are cumulative and in addition to and not in substitution for any rights or remedies provided by law.

9.04      Availability of Accommodation After Default and
          Appropriation of Monies Received

          When a Default or an Event of Default has occurred, and so long as it is continuing, the Borrower has no right to any further Accommodation or to any rollovers or conversions thereunder, except as National Bank and the Agent may otherwise agree in writing; provided that upon the occurrence of an Event of Default described in Section 9.01(e), and upon any acceleration under Section 9.02, any obligation of the Lenders to make available any Accommodation, or to permit any rollover or conversion of an Accommodation, shall automatically terminate.

9.05      Non-Merger

          The taking of a judgment or judgments or any other action or dealing whatsoever in respect of any Security shall not operate as a merger of any indebtedness or liability of the Borrower or in any way suspend payment or affect or prejudice the rights, remedies and powers, legal or equitable, which National Bank, the Agent or any Lender may have in connection with such liabilities and the surrender, cancellation or any other dealings with any Security for such liabilities shall not release or affect the liability of the Borrower hereunder or any Security held.


                                  ARTICLE TEN

                     CONDITIONS PRECEDENT TO ACCOMMODATION

10.01     Initial Drawdown

          The obligation of National Bank and the Lenders to make any Accommodation available hereunder on the Initial Drawdown Date shall be subject to each of the following conditions precedent, which conditions precedent are inserted for the sole and exclusive benefit of National Bank, the Lenders and the Agent and may be waived by them in writing:

     (a) the representations and warranties set out herein shall be true and correct on the Initial Drawdown Date as if made on such date;

     (b) no Default or Event of Default shall have occurred and be continuing nor shall there be any Default or Event of Default after giving effect to the proposed utilization of the Accommodation;

     (c) the Borrower shall have provided a Notice of Borrowing in accordance with Section 2.05;

     (d) National Bank and the Agent shall have received the following in form and substance satisfactory to them:

          (i) certified copies of the articles and by-laws of the Borrower and of each Guarantor;

          (ii) a certified copy of the resolution of the boards of directors of the Borrower and each Guarantor authorizing this Agreement and each of the Documents to which the Borrower and each Guarantor is a party respectively;

          (iii) an incumbency certificate, non-restriction certificate and certificate of status/good standing for the Borrower and each Guarantor;

          (iv) the original Security referred to in Section 6.01, and all related documents required by National Bank or the Agent;

          (v) favourable opinions from counsel acceptable to National Bank and the Agent addressing, among other things, the enforceability of this Agreement and each of the other Documents, the results of searches for Liens and such other matters as National Bank or the Agent may reasonably require;

          (vi) insurance certificates with respect to or certified copies of all applicable insurance policies, or such other evidence as National Bank or the Agent may require as to the compliance by each of the Guarantors with the insurance obligations set out herein;

          (vii) discharges, covenants, confirmations and/or consents in form acceptable to National Bank and the Agent in respect of all Liens other than Permitted Encumbrances;

          (viii)evidence of the receipt of all necessary approvals of any regulatory agency or other competent authority relating to the business and operations of the Guarantors;

          (ix) a promissory note in respect of the Accommodation if required by National Bank or the Agent;

          (x) applications and/or indemnity agreements with respect to Bankers' Acceptances, Letters of Credit, environmental matters and other matters;

          (xi) the most recently completed fiscal year end unaudited consolidated financial statements of the Borrower, the most recently completed audited consolidated financial statements of RailTex, and the most recently completed unaudited interim financial statements of the Borrower, together with evidence that no material adverse change shall have occurred in the financial condition of the Borrower or any Guarantor since the date of those statements;

          (xii) such other documents as National Bank or the Agent may reasonably request; and

     (e) the amount of the requested Accommodation shall not exceed any applicable limit hereunder.

10.02     Conditions Precedent to Subsequent Drawdowns Under Credits

          The obligation of National Bank and the Lenders to make any Accommodation available on any Drawdown Date after the Initial Drawdown Date, or to permit any rollover or conversion of an Accommodation, is subject to each of the following conditions precedent, which conditions precedent are inserted for the sole and exclusive benefit of National Bank, the Lenders and the Agent and may be waived by them in writing:

     (a) the representations and warranties set out herein shall be true and correct on such Drawdown Date or conversion/rollover date (as applicable) as if made on such date;

     (b) no Default or Event of Default shall have occurred and be continuing, nor shall there be any Default or Event of Default after giving effect to the proposed utilization of the Credit;

     (c) the Borrower shall have provided (as applicable) a Notice of Borrowing in accordance with Section 2.05 or a Notice of Rollover/Conversion in accordance with Section 2.07;

     (d) National Bank and the Agent shall be satisfied that the outstanding principal obligations under the applicable Credit will not, after providing such Accommodation, exceed any applicable limit hereunder; and

     (e) all conditions precedent described in Section 10.01 shall have been met, including without limitation those relating to the proposed Accommodation and the proposed Guarantor.

10.03     Drawdowns Under the Acquisition Credit

          The obligations of the Lenders to make any Accommodation available on any Drawdown Date under the Acquisition Credit is subject to each of the following conditions precedent, which conditions precedent are in addition to all of the foregoing conditions precedent, are inserted for the sole and exclusive benefit of the Lenders and the Agent and may be waived by them in writing:

     (a) the proceeds of each such Accommodation may be used only to finance (or refinance in the case of a locomotive and/or railcars), in one advance, up to the respective Lender's Commitment Percentage of 100% of the cost, including Eligible Acquisition Costs, of subsequent shortline railroad acquisitions or acquisitions of locomotives and/or railcars by the Borrower or one of the Guarantors;

(b) no such Accommodation shall be available or used for costs and expenses related to rail lines and/or locomotives and/or railcars leased by the Borrower or any Guarantor (provided however that locomotives and/or railcars purchased or refinanced by the Borrower with the proceeds of such an Accommodation may subsequently be leased by the Borrower to one or more of the Guarantors);

(c) the Borrower shall have delivered to the Agent evidence satisfactory to the Agent that each shortline railroad to be acquired by the Borrower or one of the Guarantors with such proceeds shall meet all of the criteria listed on Schedule "E" hereto;

(d) no litigation, investigation or proceeding before or by any arbitrator or Governmental Authority shall be continuing or threatened against the shortline railroad to be acquired or any of its Subsidiaries or any of the officers or directors of any thereof;

(e) the Agent shall have received each additional document, instrument, legal opinion or item of information reasonably requested by the Agent and the Lenders including, without limitation, the following, each in form and substance satisfactory to the Agent and the Lenders:

     (i)   a promissory note in respect of the Accommodation, if requested;

     (ii)  opinions of counsel;

     (iii) upon the request of any Lender, copies of all acquisition documents;

     (iv) corporate resolutions, charter documents and by-laws certified by the president or any vice-president and the secretary or any assistant secretary of the Borrower or the Guarantor making the acquisition, as applicable, together with certificates of good standing, existence and authority to do business;

     (v) if the acquisition is being made by newly formed Guarantor, the Guarantor shall have complied with all requirements imposed on new Guarantors in the covenants set forth herein, and shall have provided its guarantees, an environmental indemnity and all related documentation in form and substance satisfactory to National Bank, the Agent and the Lenders;

     (vi)  the results of any searches required by the Agent or any Lender;

      (vii) the pro forma consolidated balance sheets of the Borrower and its Subsidiaries, at the date of such Accommodation (after giving effect to the acquisition and the transactions contemplated by this Agreement and the other Documents), prepared in accordance with GAAP on a basis consistent with the financial statements previously delivered to the Agent and the Lenders and certified by the chief financial officer of the Borrower; and

      (f) all corporate and other proceedings, and all documents, instruments and other legal matters in connection with each acquisition shall be satisfactory in form and substance to the Agent and the Lenders and the Agent shall have received such other Documents, legal opinions and other opinions in respect of any aspect or consequence of the transactions contemplated hereby as it and the Lenders shall reasonably request.

10.04     Income Tax Notice

          In addition to the foregoing conditions precedent, if National Bank, the Agent or any Lender receives a notice under Section 224(1.1) (or any successor section) of the Income Tax Act (Canada) with respect to the Borrower, then so long as such notice is effective neither National Bank nor any Lender shall be obligated to provide any Accommodation.


                                 ARTICLE ELEVEN

                           THE AGENT AND THE LENDERS

11.01     Authorization and Action

          Each Lender hereby appoints and authorizes the Agent to take such action as Agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement, the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Lenders provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law. Neither the Borrower nor any other Person shall be concerned to inquire whether the powers which the Agent is purporting to exercise have become exercisable or otherwise as to the propriety or regularity of any other action on the part of the Agent hereunder, the exercise of such power or the taking of such action by the Agent constituting per se conclusive and binding evidence as to the Agent's authority to exercise such power or take such action on behalf of the Lenders.

11.02     Duties and Obligations

          Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liability shall be read into this Agreement or any other Document or otherwise exist against the Agent. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Lenders for any action taken or omitted to be taken by it or them under or in connection with this Agreement except for its or their own gross negligence or wilful misconduct. Without limiting the generality of the foregoing, the Agent (a) may treat any Lender as the payee of amounts attributable to such Lender hereunder unless and until the Agent receives written notice of the assignment thereof signed by such Lender and the Agent receives the written agreement of the assignee that such assignee is bound hereby as if it had been an original Lender party hereto, in each case in form satisfactory to the Agent, (b) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable to the Lenders for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, and (c) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties or by acting upon any representation or warranty of the Borrower made or deemed to be made hereunder. Further, the Agent (i) does not make any warranty or representation to any Lender and shall not be responsible to any Lender for the accuracy or completeness of the documents, information or financial data made available to the Lenders in connection with the negotiation of this Agreement, or for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement, (ii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Documents on the part of the Borrower or to inspect the property (including the books and records) of the Borrower or any of its Subsidiaries, and (iii) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the Security or any other Document or any instrument or document furnished pursuant hereto or thereto. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Document unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Document in accordance with a request or consent of the Majority Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all their successors and assigns.

11.03     National Bank as Lender

          With respect to its commitments to provide credit facilities hereunder and the advances and other credit facilities made and to be made available by it, National Bank, which is also a Lender, shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include National Bank in its capacity as Lender. National Bank may accept deposits from, lend money to and generally engage in any kind of business with the Borrower and its affiliates, or any corporation or other entity owned or controlled by the Borrower or any of its affiliates, or any corporation or other entity owned or controlled by the Borrower and any Person which may do business with the Borrower or any of its affiliates, all as if National Bank were not the Agent hereunder and without any duty to account therefor to the Lenders, provided, however, that nothing in this Section 11.03 shall affect in any manner whatsoever any covenant or other obligation on the part of the Borrower to be observed or performed under this Agreement.

11.04     Lender Credit Decision

          It is understood and agreed by each Lender that it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status, and nature of the Borrower, each of its Subsidiaries and their respective affiliates. Accordingly, each Lender confirms to the Agent and each other Lender that it has not relied, and will not hereafter rely, on the Agent or any other Lender (a) to check or inquire on its behalf into the adequacy, accuracy or completeness of any information provided by the Borrower under or in connection with this Agreement or the transactions herein contemplated (whether or not such information has been or is hereafter distributed to such Lender by the Agent), or (b) to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower or any of its Subsidiaries or affiliates.

11.05     Indemnifications

          The Lenders agree to indemnify the Agent, each affiliate thereof, and each director, officer, and employee of the Agent and of each such affiliate (to the extent not reimbursed by the Borrower), ratably according to their respective Credit Commitments in relation to the aggregate of all Credit Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent or any such affiliate, director, officer or employee in any way relating to or arising out of this Agreement or any other Document or any action taken or omitted by the Agent or any such affiliate, director, officer or employee under this Agreement or any other

Document, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or wilful misconduct of the Agent or of any such affiliate, director, officer or employee. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Agent and each such affiliate, director, officer or employee promptly upon demand for its share (determined ratably as aforesaid) of any out-of-pocket expenses (including counsel fees) incurred by it or them in connection with the preservation of any rights of the Agent or the Lenders under, or the enforcement of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Document, to the extent that the Agent or such affiliate, director, officer or employee is not reimbursed for such expenses by the Borrower.

11.06     Successor Agent

          The Agent may, as hereinafter provided, resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders, after consultation with the Borrower, shall have the right to appoint a successor Agent who shall be a Lender or one of the chartered banks of Canada reasonably acceptable to the Borrower. If no successor Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent's giving of notice of resignation or the Majority Lenders' removal of the retiring Agent then the retiring Agent may, on behalf of the Majority Lenders, appoint a successor Agent, which shall be one of the chartered banks of Canada. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from any further duties and obligations under this Agreement. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article Eleven shall enure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

11.07     Sub-Agent or Co-Agent

          At any time or times, in order to comply with any legal requirement in any province, state or other jurisdiction, or to facilitate the taking by the Agent of any action provided for in any Document, the Agent may appoint one or more trust companies, chartered banks or other Persons (any of whom may, but need not be, a Lender) to act either as co-agent or sub-agent, jointly with the Agent or as a separate agent or agents on behalf of the Lenders, with such power and authority as the Agent deems necessary for the effective operation of the provisions of any Document. In the discretion of the Agent, any instrument or agreement appointing any such co-agent or sub-agent may include provisions for the protection of such co-agent or sub-agent similar to but no broader than the provisions of this Article Eleven. Upon the appointment of any such co-agent or sub-agent by the Agent, all references in this Agreement to the Agent shall thereafter be construed as references to such co-agent or sub-agent to the extent necessary in order to give effect to its powers, authority and obligations.

11.08     Assignment of Security

          Upon the resignation or removal of the Agent pursuant to Section 11.06 or upon the appointment by the Agent of a sub-agent or co-agent to hold any Security, the Agent shall assign and transfer to the successor Agent, sub-agent or co-agent, as the case may be, all of its right, title and interest in and to the Security. The successor Agent, sub-agent or co-agent, as the case may be, shall ensure that all required notices, registrations and filings in connection with such assignment are given or made, as the case may be. In the event that the Borrower has requested or otherwise initiated the resignation or removal of the Agent or the appointment of a sub-agent or co-agent, the Borrower shall reimburse the successor Agent, sub-agent or co-agent, as the case may be, for and in respect of all of its reasonable costs and expenses in connection therewith.

11.09     Payments from Borrower

          The Agent shall distribute any payments received for the benefit of or the account of the Lenders generally in respect of the Acquisition Credit, in like funds as received, on a timely basis pro rata to each Lender in accordance with such Lender's Commitment Percentage of such payment, whether for principal, interest, fees or other amounts.

11.10     Payments by the Lenders to the Agent

(1) Each Lender shall make available to the Agent not later than 12:00 noon on each requested Drawdown Date in immediately available funds for the account of the Borrower the amount represented by its Commitment Percentage of any Acquisition Accommodation. Notwithstanding the foregoing, the Agent shall be entitled to assume that each Lender has made available to the Agent on each Drawdown Date the proceeds of any Acquisition Accommodation to be made available by such Lender on such Drawdown Date, and the Agent may (but shall not be obliged to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If such proceeds are in fact made available by a Lender to the Agent on a date after such Drawdown Date, then interest shall accrue on such amount at the rate then applicable to Canadian Prime Rate Loans from and including such Drawdown Date to but not including the date such amount is actually received by the Agent, payable upon demand to the Agent by such Lender. If such proceeds are not in fact made available by such Lender to the Agent after such Drawdown Date, the Agent shall be entitled to recover from the Borrower, on demand, the amount thereof together with interest thereon at the rate per annum then applicable to such proceeds hereunder, and the Borrower shall be entitled to recover from the failing Lender, on demand, the same amount.

(2) The failure of any Lender to make any Accommodation available on any date required shall not relieve any other Lender of its obligation, if any, hereunder to make an Accommodation available on such date pursuant to the provisions contained herein.

11.11     Allocation of Payments

          All payments received hereunder before the occurrence of an Event of Default shall be applied as designated by the Borrower, provided that all payments in respect of Acquisition Accommodations (whether for principal, interest, fees or otherwise) shall be distributed to each Lender pro rata based on such Lender's Commitment Percentage. Notwithstanding any other provision hereof, upon and following the occurrence of an Event of Default, and so long as it shall continue, all payments received from the Borrower, any Guarantor, RailTex, or otherwise, with respect to any Credit or with respect to any net amount owing on early termination of any Treasury Agreement shall be distributed to each Lender pro rata based on (a) the principal amount of Accommodations then owing to such Lender plus the amount which would (by reason of the Borrower's default) then be owing, and/or is then owing, to such Lender on early termination of all then outstanding Treasury Agreements of the Borrower with such Lender in accordance with their provisions, in relation to (b) the amount of all then outstanding Accommodations plus all amounts which would (by reason of the Borrower's default) then be owing, and/or are then owing, by the Borrower on early termination of all then outstanding Treasury Agreements between the Borrower and any of National Bank and the Lenders in accordance with their provisions. Each Lender (a "SURPLUS LENDER") that receives any payment or recovery in respect of any obligation of the Borrower to such Lender hereunder (whether by voluntary payment, by realization of any security, by set-off, counter-claim or cross action, by the enforcement of this Agreement or any Document, by reason of any priority afforded in any insolvency proceeding affecting the Borrower or otherwise) in an amount which, relative to the corresponding amounts received by the other Lenders (the "DEFICIENT LENDERS"), is a greater proportion than is permitted hereunder, shall purchase for cash without recourse from the Deficient Lenders an interest in the obligations of the Borrower to the Deficient Lenders hereunder in such amount as shall result in a proportionate participation by all of the Lenders in the obligations of the Company in accordance with the provisions hereof; provided however, that if the Surplus Lender is thereafter required to relinquish all or any portion of such excess payment or recovery to any Person (other than to the Deficient Lenders as provided herein), such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. The Agent shall have the power to settle any documentation required to evidence such purchase or restoration and, if so required by the Agent, execute any document as attorney for any Lender in order to minimize any tax or other expense or legal impediment applicable to and to otherwise facilitate such purchase or restoration. The Borrower and the lenders acknowledge that the foregoing arrangements are to be settled by the Lenders among themselves, and the Borrower expressly consents to the foregoing arrangements among the Lenders and agrees that each Lender may exercise any of such rights with respect to any and all obligations of the Borrower to such Lender hereunder.

11.12     Notice of Default

          The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to Defaults in the payment of principal, interest and fees payable to the Agent for the account of the Lenders, unless the Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a "notice of a default". In the event that the Agent receives such a notice, the Agent shall give notice thereof promptly to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be requested by the Majority Lenders in accordance with Article Nine hereof; provided that unless and until the Agent shall have received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

11.13     Approval

          Any approval, instruction or other expression of the Lenders hereunder may be obtained by an instrument in writing signed in one or more counterparts by the Majority Lenders. Any action taken by the Agent in connection with such approval, instruction or other expression, or upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of the Majority Lenders hereunder, shall be taken by the Agent for and on behalf of, or for the benefit of, all Lenders, upon the direction of the Majority Lenders, and any such action shall be binding on all Lenders. Unless all Lenders agree in writing, no amendment, modification, consent or waiver shall be effective which:

     (a) increases the amount of any Credit available hereunder or increases the Commitment Percentage of any Lender;

     (b) reduces interest, principal or fees payable hereunder or under any other Document;

     (c) extends the fixed date on which any sum is due hereunder or under any other Document;

     (d) waives an Event of Default arising from a failure to pay principal or interest within the applicable days of grace;

     (e)  changes the provisions of this Section 11.13 and Section 12.02 hereof;

     (f)  releases any of the Security; or

     (g) adjusts or revises any payment amortization schedule hereunder or under any other Document.

11.14     Collateral Matters

          The Agent and the Lenders each agree to execute any further documents or amendments as may be necessary to effect the purposes of this Article Eleven. Each Lender agrees that it will not take or cause to be taken any action to accelerate the maturity of any Accommodation outstanding hereunder or to intentionally waive any Default thereunder unless the Majority Lenders shall have agreed in writing to accelerate all Accommodations outstanding hereunder or to waive such Default. Any agreement of the Majority Lenders not to accelerate all the Accommodations outstanding hereunder or to waive such Default shall be binding on the Lenders with respect to acceleration and waiver of Defaults under this Agreement.

11.15     Agent's Exclusive Authority

          Except as otherwise specified in this Agreement, no Lender shall have authority to exercise directly any of the rights, powers and discretions permitted or required by this Agreement to be exercised by the Agent.

11.16     Notices and Communications

          Promptly upon receipt by the Agent of any notice, certificate or material communication from the Borrower concerning the Lenders and the Acquisition Credit, the Agent shall provide a copy thereof to each of the Lenders.

11.17     Third Party Rights

          With the exception of those contained in the last sentence of each of Sections 11.01 and 11.10(1), the agreements and covenants contained in this Article Eleven are solely for the benefit of the Lenders and their respective successors and assigns, and no other Person shall have any right, benefit, priority or interest under, or because of the existence of, this Article Eleven.



                                ARTICLE TWELVE

                                 MISCELLANEOUS
                                 -------------
12.01     Fees and Expenses

          Whether or not the Borrower receives any Accommodation, the Borrower shall pay, on demand, all reasonable costs and expenses of National Bank and the Agent, including, without limitation, all reasonable fees and expenses of counsel to National Bank or the Agent or agents to its or their counsel on a solicitor and his own client basis, incurred in connection with (i) the preparation, review and registration as applicable of this Agreement and each of the other Documents, and all transactions contemplated hereby and thereby from time to time (other than the routine administration of the Credits), (ii) any actual or proposed amendment or modification hereof or thereof or any waiver hereunder or thereunder, (iii) establishing and consulting with respect to the validity and enforceability and the enforcement or proposed enforcement of this Agreement and any such other agreements, or (iv) defending, protecting and/or enforcing any of the rights and remedies of National Bank, the Agent or the Lenders hereunder and thereunder.

12.02     Amendments and Waivers

          No amendment, modification or waiver of any provision of this Agreement or any other Document and no consent with respect to any departure by the Borrower, any Guarantor or RailTex therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided that no such waiver, amendment, modification or consent that requires the written consent of all Lenders pursuant to Section 11.13 shall be effective unless the written consent of all Lenders is so obtained and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Majority Lenders, affect the rights or duties of the Agent under this Agreement.

12.03     Further Assurances

          The Borrower shall from time to time forthwith on the request of National Bank or the Agent do, make and execute all such financing statements, further assignments, documents, acts, matters and things as may be reasonably required with respect to this Agreement or the Documents or any part hereof or thereof or as may be required to give effect thereto. Without limiting this
Section 12.03, any Manager or Acting Manager or other officer for the time being at the office or branch of the Agent referred to in Section 12.05 shall be and is hereby constituted and appointed by the Borrower the true and lawful attorney of the Borrower irrevocable with full power of substitution to, at any time when a Default or Event of Default is continuing, do, make and execute all such statements, assignments, documents, acts, matters or things with the right to use the name of the Borrower whenever and wherever it may be deemed necessary or expedient.

12.04     Dealings by Lenders

          National Bank, the Agent and any Lender may grant extensions of time and other indulgences, take and give up securities, accept compositions, grant releases and discharges and otherwise deal with the Borrower, the Guarantors, debtors of the Borrower or the Guarantors, sureties and others and with the Security and other securities as it may see fit without prejudice to the liability of the Borrower hereunder or the right of any such party to hold and enforce the Security.

12.05     Notices

          Any notice or other communication permitted or required to be given hereunder must be given in writing and may be effectively given by delivering the same at the addresses hereinafter set forth or by sending the same by telecopy or by prepaid registered mail to the parties at such addresses. Any notice or other communication so given by personal delivery or by telecopy on a Business Day shall be deemed to have been given, received and made on such Business Day so long as it is actually received prior to 5:00 p.m. (Toronto time) on such Business Day, and otherwise, shall be deemed to have been given, made and received on the next following Business Day, and any notice or other communication so mailed shall be deemed to have been given, made and received on the fifth Business Day following the mailing thereof, provided that no such notice or other communication shall be mailed during any actual or apprehended disruption of postal services. The addresses of the parties for the purposes hereof shall respectively be:

     (a)  in the case of National Bank and the Agent, addressed as follows:

          National Bank of Canada
          150 York Street, 2nd Floor
          Toronto, Ontario M5H 3A9
          Attention:  Douglas Richmond
          Telecopy No.: 416-864-7682


          (with a copy to)
          National Bank of Canada
          2121 San Jacinto, Ste. 1850
          Dallas, Texas  75201
          Attention:  Douglas Clark
          Telecopy No.: 214-871-2015

     (b)  in the case of the Borrower, addressed as follows:

          RailTex Canada, Inc.
          c/o RailTex, Inc.
          4040 Broadway, Ste.  200
          San Antonio, Texas 78209

          Attention: Laura Davies
          Telecopy No. 210-841-7629

          Either party may from time to time notify the other party hereto, in accordance with the provisions hereof, of any change of address which thereafter, until changed by like notice, shall be the address of such party for all purposes of this Agreement.

12.06     Maximum Rate of Return

          Notwithstanding any provision to the contrary contained herein, in no event shall the aggregate "interest" (as defined in Section 347 of the Criminal Code, Revised Statutes of Canada, 1985, c.46 as the same may be amended, replaced or re-enacted from time to time) payable hereunder exceed the effective annual rate of interest on the "credit advanced" (as defined in that section) hereunder lawfully permitted under that section and, if any payment, collection or demand pursuant to this Agreement in respect of "interest" (as defined in that section) is determined to be contrary to the provisions of that section, such payment, collection or demand shall be deemed to have been made by mutual mistake of the Borrower, National Bank, the Agent and the Lenders and the amount of such payment or collection shall be refunded to the Borrower; for purposes hereof the effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles over the term of the Credits on the basis of annual compounding of the lawfully permitted rate of interest and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Agent will be conclusive for the purposes of such determination.

12.07     Participation and Assignment

(1) Any rights, benefits and obligations of National Bank and the Lenders under or in respect of this Agreement (referred to in this Section as the "RIGHTS") may, with the prior written consent of the Borrower and the Agent (such consent of the Borrower not to be unreasonably withheld) in whole or in part be sold or assigned in amounts not less than $5,000,000 on each occasion. The Rights may, without notice or consent, be participated by National Bank or any Lender (referred to in this Section as "PARTICIPATION") from time to time to one or more Persons. For the foregoing purposes, National Bank, the Agent and the Lenders may disclose, on a confidential basis (under the terms of a confidentiality agreement in favour of and in form and substance satisfactory to the Borrower acting reasonably, National Bank, the Agent or the Lenders as applicable), to a potential participant, purchaser, transferee or assignee (referred to in this section as a "PARTICIPANT") such information about the Borrower, the Guarantors and this Agreement as it may see fit. The parties hereto confirm that any such confidentiality agreement substantially in the form of Schedule F hereto will be satisfactory. The terms of any Participation shall stipulate that no consent shall be required to be obtained by the

     Borrower in respect of this Agreement from any Participant other than National Bank, the Agent or a Lender, except in respect of:

          (a) any change in the Working Capital Credit Maturity Date or the Acquisition Credit Maturity Date or in the repayment schedule or amounts set out in Article 5;

          (b) any change in the rate or amount of interest, fees or other amounts payable under this Agreement;

          (c) any increase in the amounts of the Credits available hereunder; or

          (d) any waiver, amendment, release or other change in respect of the Security.

(2) If the Rights are the subject of a sale, assignment, transfer or Participation, the Borrower agrees that it will, upon National Bank's or the Agent's request and at National Bank's or the applicable Lender's expense, enter or cause to be entered into such documentation, including without limitation replacement security and forms of bankers' acceptances, as such party may reasonably consider necessary for such purposes and all references in this Agreement to National Bank or the Lenders shall thereafter be construed as a reference to such party and such purchaser, assignee, transferee or Participant; provided, however, that such additional documentation shall not adversely modify any of the rights of the Borrower hereunder, or increase its obligations hereunder. For greater certainty, the Borrower shall not be required to pay any additional transaction fees as a result of compliance with this paragraph. Each of National Bank, the Agent and each Lender as applicable is entitled, in its own name, to enforce for the benefit of, or as agent for, any Participant, purchaser, assignee or transferee of any Rights, any and all rights, claims and interests of such party, in respect of the Rights subject to the Participation, sale, assignment or transfer.

12.08     Survival

          This Agreement shall continue in full force and effect so long as the Borrower is entitled to Accommodations or any indebtedness or liability is due and payable in respect of any Credit. All agreements, representations, warranties and covenants of the Borrower made herein or in any document delivered by or on behalf of the Borrower pursuant to the provisions hereof or otherwise, shall be deemed to have been relied on by National Bank, the Agent and the Lenders notwithstanding any investigation heretofore or hereafter made by any of them, their solicitors or representatives and shall survive the execution of this Agreement and the granting of any Accommodation under the Credits until repayment in full of all amounts owing hereunder.

12.09     Successors and Assigns

          This Agreement shall be binding upon and shall enure to the benefit of the Borrower, National Bank, the Agent, the Lenders and their respective successors and assigns, provided that the Borrower shall not assign any of its rights or obligations hereunder without the prior written consent of National Bank and the Agent.

12.10     Governing Law

          This Agreement and each of the other Documents, and all certificates and other instruments and agreements delivered in connection herewith, unless specified otherwise therein, shall be construed and interpreted in accordance with the laws of Ontario and of Canada applicable therein.

12.11     Inconsistency

          If there is any inconsistency between this Agreement and any other Document, the terms of this Agreement shall prevail. This Agreement shall supersede all prior agreements with respect to the subject matter hereof, including without limitation the loan agreement made as of August 2, 1994 (as amended) between National Bank and the Borrower, and the proposal letter dated March 31, 1996 addressed to the Borrower from National Bank.

12.12     Performance

          The Borrower hereby authorizes National Bank, the Agent and the Lenders, upon and during the continuance of an Event of Default, to perform covenants of the Borrower under this Agreement on behalf and at the expense of the Borrower, and shall fully indemnify and hold harmless each such party should such party elect to do so, provided that no such party shall have any obligation to do so.

12.13     Time

          Time is of the essence hereof.

12.14     Counterparts

          This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and which together shall constitute one and the same agreement.

12.15     Captions

          The captions and headings used in this Agreement are for convenience only and do not in any way affect, limit, amplify or modify any provision hereof.

          IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.


NATIONAL BANK OF CANADA             RAILTEX CANADA, INC.
(as Agent)

By:________________________         By:___________________________
     Name:                               Name:
     Title:                              Title:


By:________________________
     Name:
     Title:

ABN AMRO BANK CANADA                NATIONAL BANK OF CANADA
(as Lender)                         (as Lender)

By:________________________         By:___________________________
     Name:                               Name:
     Title:                              Title:

By:________________________         BY:___________________________
     Name:                               Name:
     Title:                              Title:

          The undersigned Guarantors acknowledge the foregoing Agreement and consent to the provisions thereof relating to the undersigned.



GODERICH-EXETER RAILWAY             CAPE BRETON & CENTRAL NOVA
COMPANY LIMITED                     SCOTIA RAILWAY LIMITED



By:______________________           By:_________________________
     Name:                               Name:
     Title:                              Title:


RAILTEX, INC.

By:______________________
     Name:
     Title:

                                   SCHEDULE A


                              NOTICE OF BORROWING

TO:     NATIONAL BANK OF CANADA

1. This Notice of Borrowing is delivered to you pursuant to Section 2.05 of the loan agreement (the "Loan Agreement") made as of June 21, 1996 between Railtex Canada, Inc. as borrower, National Bank of Canada and ABN AMRO Bank Canada as lenders and National Bank of Canada as agent. All capitalized terms set forth in this Notice of Borrowing have the respective meanings specified in the Loan Agreement.

2. We certify that as at the date hereof all representations and warranties contained in the Loan Agreement are true and correct as if made on the date hereof.

3. We certify that as at the date hereof, no Default or Event of Default has occurred.

4. We hereby give you notice that on __________, 1996 we wish to obtain the following Accommodation under the [WORKING CAPITAL/ACQUISITION] Credit:

        Canadian Prime Rate Loan
                Principal Amount                $____________________________;

        Bankers' Acceptances:
                Aggregate Principal Amount      $____________________________;
                Term                             _________________________days
                Denominations                    * X$___________________; * X$

        Letter of Credit                        See attached application

        Dated this [*] day of [*], 199[*].

                                                RAILTEX CANADA, INC.


                                                BY:  __________________________
                                                     Authorized Signing Officer


(*) provide details of outstanding Accommodation to be rolled/converted including the amount, term and type of Accommodation.

                                   SCHEDULE B


TO:       NATIONAL BANK OF CANADA [AS AGENT, IF APPLICABLE]

1.        This Notice of Rollover/Conversion is delivered to you pursuant to
Section 2.07 of the loan agreement (the "Loan Agreement") made as of June 21, 1996 between RailTex Canada, Inc. as borrower, National Bank of Canada and ABN AMRO Bank Canada as lenders and National Bank of Canada as agent. All capitalized terms set forth in this Notice of Rollover/Conversion shall have the respective meanings specified in the Loan Agreement.

2. We certify that as at the date hereof all representations and warranties contained in the Loan Agreement are true and correct as if made on the date hereof.

3. We certify that as at the date hereof no Default or Event of Default has occurred.

4.        We hereby give you notice that on       , 19  , we wish to undertake a
Rollover/Conversion of the following Accommodation outstanding under the [WORKING CAPITAL/ACQUISITION] Credit:


(*)_____________________________________________________________________________
________________________________________________________________________________

into the following Accommodations:

          Canadian Prime Rate Loan
                Principal Amount            $_________________________;

          Bankers' Acceptances:
                Aggregate Principal Amount  $_________________________;
                Term                        ______________________days
                Denominations               *X$___________;*X$

          Dated this  *  day of  *      , 199


                              RAILTEX CANADA, INC.


                              By:  _________________________

(*) provided details of outstanding Accommodation to be rolled/converted including the amount, term and type of Accommodation.

                                                      Authorized Signing Officer

                                   SCHEDULE C

                            PERMITTED ENCUMBRANCES

"PERMITTED ENCUMBRANCES" means the following Liens:

      (i) any Lien consented to in writing by the Lenders, including Liens in favour of the Lenders;

      (ii) Liens for taxes, assessments and other governmental charges not yet payable, or the validity of which is being contested in good faith by appropriate proceedings and as to which adequate reserves have been set aside on the books of the Borrower or the applicable Guarantor;

      (iii) deposits or pledges to secure the payment of workmen's compensation, unemployment insurance or other social security benefits or obligations, public or statutory obligations, surety or appeal bonds or other obligations of a like nature incurred in the ordinary course of business;

      (iv) mechanics', materialmen's, warehousemen's, carriers', vendors' or other like Liens arising by operation of law in the ordinary course of business, securing obligations which are not overdue, or which are being contested in good faith by appropriate proceedings and against which the Borrower or the applicable Guarantor has provided adequate reserves in accordance with GAAP;

      (v) zoning restrictions, easements, licenses, restrictions on the use of real property or minor irregularities in title thereto which do not materially impair the use of such property in the operation of the business of the Borrower or the applicable Guarantor or the value of such property and would not affect adversely a subsequent owner's use of such property for a similar purpose;

      (vi) purchase money Liens or purchase money security interests on any asset acquired or held by the Borrower or the applicable Guarantor in the ordinary course of business securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset; provided that any such lien attaches to such asset concurrently with or within 30 days after the acquisition thereof and provided that the principal amount of the Indebtedness secured by any such purchase money Lien or purchase money security interest shall not exceed the amounts permitted under the RailTex Credit Agreement.

                                  SCHEDULE D

                                  LITIGATION

                                     NONE

                                   SCHEDULE E

                                   SCHEDULE F

                           CONFIDENTIALITY AGREEMENT

                                   SCHEDULE G





                                      63